Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pixie Dust Technologies, Inc. of our report dated November 16, 2023, which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements, appearing in the Annual Report on Form 20-F of Pixie Dust Technologies, Inc. for the year ended April 30, 2023.

/s/ Baker Tilly US, LLP

Irvine, California

November 21, 2023